Exhibit 99.1

Renewable Energy Group Q4 2011 Results

Renewable Energy Group Reports Fourth Quarter

and Full Year 2011 Financial Results

Key Achievements

•	REG reports record 2011 Adjusted EBITDA of $107 million and record revenues of $824 million, compared to $8 million and $216 million, respectively, in 2010

•	2011 operating income of $93 million compared to operating loss of $8 million in 2010

•	Q4 2011 gallons sold up 126%, revenue up 284%, versus Q4 2010

•	Completed IPO in January 2012 raising net proceeds of $64 million

•	Established a 5-year $40 million working capital line of credit with Wells Fargo

•	Refinanced and extended the Fifth Third Bank term note related to our Danville, Illinois facility and paid off $6.2 million in principal

•	Exercised option to purchase facility at Seneca, Illinois, which REG previously operated under lease, and brought a third production line online in January 2012

Ames, IA, February 22, 2012 /Business Wire/ - Renewable Energy Group, Inc. (NASDAQ:REGI) announced today its financial results for the fourth quarter and full-year ended December 31, 2011.

For the quarter ended December 31, 2011, Adjusted EBITDA was $29.5 million compared to $5.5 million for the same period in 2010. Revenues were $267 million for the quarter ended December 31, 2011 compared to $70 million during the same period in 2010.

Adjusted EBITDA for the year ended December 31, 2011 was $107 million compared to $8 million for the same period in 2010. Revenues were $824 million for the year ended December 31, 2011 compared to $216 million for the same period in 2010.

“Throughout 2011, Renewable Energy Group demonstrated its capabilities by growing revenues substantially and acquiring and restarting a large biorefinery,” said Daniel J. Oh, President and Chief Executive Officer of REG. “REG efficiently operated six commercial-scale biorefineries this year. By growing and highly utilizing our capacity, we were able to satisfy surging demand and more than triple our revenues compared to 2010.”

Oh added: “Biodiesel demand is growing due to the implementation of Renewable Fuel Standard 2. We are building a business with competitive advantages that can meet this demand. Going into 2012, we believe we are well-positioned as the leading producer of biodiesel from low cost feedstocks in the United States.”

Operating Highlights

REG sold 150 million gallons of biodiesel in 2011, an increase of 121% compared to 2010. The increase in gallons sold was primarily due to an increase in biodiesel demand compared to 2010 as petroleum-fuel refiners and importers sought to meet their renewable volume obligations to purchase biomass-based diesel under the Renewable Fuel Standard 2 (“RFS2”) law, which went into effect in mid-2010. RFS2 required the consumption of 800 million gallons of biodiesel in 2011 and requires 1 billion gallons of consumption in 2012.

REG was able to take advantage of this increased demand primarily due to greater capacity utilization and improving throughput at all of its biorefineries, the purchase and restart of a dormant 30 million gallon/year biorefinery in Albert Lea, Minnesota and by having a full year of production from two production lines at its biorefinery at Seneca, Illinois which commenced production in August 2010. The Albert Lea biorefinery was purchased in July 2011, and restarted in August 2011. The fourth quarter of 2011 represented the first full quarter of revenue contribution from the Albert Lea biorefinery. While continuing to operate the Albert Lea biorefinery, REG plans to retrofit the facility to expand its capabilities to run on low cost feedstocks, which is expected to improve its operating margins upon completion.

Throughout 2011, REG’s liquidity improved substantially. Cash grew from $4.3 million as of December 31, 2010 to $33.6 million as of December 31, 2011 as operations generated excess cash flow. On January 24, 2012, REG completed an initial public offering (“IPO”) of shares of common stock in which it sold 6.9 million shares at a price to the public of $10 per share, raising approximately $64 million after fees and expenses. In addition, REG established a 5-year $40 million working capital line of credit with Wells Fargo that replaced a then existing $10 million line of credit. REG also refinanced and extended the Fifth Third Bank term note at the subsidiary that owns the Danville, Illinois biorefinery, while paying off $6.2 million in principal leaving a remaining balance of $15.9 million.

Fourth Quarter 2011 Financial Results

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation” was $29.5 million in Q4 2011, a 435% year-over-year increase. The growth reflects improved margins, controlled SG&A growth and increased volumes.

Revenue for the fourth quarter of 2011 was $266.8 million, a 284% increase compared to Q4 2010, due to improved per-gallon pricing and an increase in gallons sold over the previous period. During the quarter, the average B100 price per gallon sold by REG was $5.20, an increase of 41% from Q4 2010. Gallons sold in Q4 2011 increased 126% over Q4 2010 to 47.5 million gallons of biodiesel. Biodiesel pricing and demand improved due to RFS2, higher prices for petroleum-based diesel, higher RIN* prices, and accelerated demand in Q4 2011 as parties sought to qualify for the federal blender’s tax credit, which expired on December 31, 2011. REG was able to take advantage of increased demand through increased production as a result of greater utilization of its existing refineries, combined with the first full quarter of production from the Albert Lea biorefinery.

*	RIN refers to Renewable Identification Number, a tracking number associated with each gallon of biodiesel produced industry-wide. RINs are used to track compliance with RFS2 production directives. RINs are tradable, and can be purchased and sold by producers and refiners to satisfy RFS2 requirements.

The table below summarizes REG’s results for Q4 2011 and 2010.

REG Q4 2011 Revenue and Adjusted EBITDA Summary

(dollars and gallons in thousands except per gallon data)

	Q4 2011	Q4 2010	Y/Y Growth
Gallons sold	47,512	21,040	125.8%
Average B100 price per gallon	$5.20	$3.68	41.3%
Revenues	$266,782	$69,507	283.8%
Adjusted EBITDA	$29,520	$5,521	434.7%
Adjusted EBITDA Margin	11.1%	7.9%

Full Year 2011 Financial Results

Adjusted EBITDA was $107 million in 2011, compared to $8 million in 2010, resulting in an Adjusted EBITDA margin of 13%. Adjusted EBITDA growth reflects the increase in margins, restrained SG&A growth and increased volumes.

Revenue for 2011 was $824 million, a 281% increase over 2010, due to improved per-gallon pricing and an increase in gallons sold over the previous period. For 2011, REG’s average B100 sales price per gallon of biodiesel was $5.23, an increase of 58% over 2010. Gallons sold in 2011 increased 121% compared to 2010, to 150 million gallons. Biodiesel pricing and demand improved due to RFS2, higher prices for petroleum-based diesel and higher RIN* prices.

REG was able to take advantage of increased demand primarily due to greater capacity utilization and improving throughput at all of its biorefineries, the purchase and restart of a dormant 30 million gallon/year biorefinery in Albert Lea, Minnesota and by having a full year of production from two production lines at its biorefinery at Seneca, Illinois which commenced production in August 2010.

The table below summarizes quarterly and year end results for 2010 and 2011.

REG Annual Results Summary

(dollars and gallons in thousands except per gallon data)

	Q1	Q2	Q3	Q4	Year
Gallons sold 2011	20,117	37,981	44,217	47,512	149,827
Gallons sold 2010	11,308	15,732	19,792	21,040	67,872
Y/Y Growth	77.9%	141.4%	123.4%	125.8%	120.7%
Average B100 sales price per gallon 2011	$4.36	$5.19	$5.72	$5.20	$5.23
Average B100 sales price per gallon 2010	$3.00	$3.23	$3.18	$3.68	$3.31
Total Revenue 2011	$104,435	$196,312	$256,502	$266,782	$824,031
Total Revenue 2010	$37,489	$46,337	$63,122	$69,507	$216,455
Y/Y Growth	178.6%	323.7%	306.4%	283.8%	280.7%
Adjusted EBITDA 2011	$5,297	$25,770	$46,714	$29,520	$107,301
Adjusted EBITDA 2010	$(1,875)	$1,005	$3,404	$5,521	$8,055
Y/Y Growth		2464.2%	1272.3%	434.7%	1232.1%

The increase in third quarter results is primarily the result of sales seasonality, generally higher RIN prices and REG’s receipt of $9.9 million from the USDA Advanced Biofuel Program.

Basic and diluted earnings per share for 2011 were $3.14 compared to a net loss per share of $4.28 for 2010. Be advised that these calculations are based on REG’s capital structure prior to the recapitalization that occurred in January 2012 in connection with REG’s IPO.

Balance Sheet and Liquidity

Because REG was substantially recapitalized in connection with the IPO, the December 31, 2011 balance sheet information attached to this news release is presented both on a historical basis at year end, and as-adjusted to reflect the impact of the IPO and certain related transactions. The as-adjusted December 31 balance sheet is a non-GAAP presentation.

At December 31, 2011, REG had cash and cash equivalents of $33.6 million and $15.0 million available under the revolving line of credit with Wells Fargo. In addition after year end, cash increased $64 million as a result of the cash proceeds from the IPO, of which $11.0 million was used to purchase the Seneca facility. REG had total assets of approximately $484.4 million prior to the IPO and $536.9 million on an as-adjusted basis. Total debt was $85.6 million at December 31, 2011, which includes $4.0 million outstanding under the Wells Fargo line of credit. In November 2011, REG paid down $6.2 million in connection with the refinancing of the term loan related to the Danville facility. Stockholders’ equity increased from $35.1 million to $120.6 million during 2011 primarily as a result of earnings. When taking into account the IPO and related recapitalization, shareholders’ equity increases to $300.8 million on an as-adjusted basis.

Adjusted EBITDA Reconciliation

REG presents Adjusted EBITDA because REG believes it assists investors in analyzing its performance across reporting periods on a consistent basis. In addition, REG uses Adjusted EBITDA to evaluate, assess and benchmark its financial performance on a consistent and comparable basis. REG excludes non-cash stock-based compensation and other non-cash other income (expense) items because it does not believe that they are indicative of REG’s ongoing operating performance. REG’s measure of Adjusted EBITDA might be different than similar financial measures used by other companies. Non-GAAP metrics are not determined in accordance with GAAP and are not a substitute for or superior to financial measures determined in accordance with GAAP. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

(In thousands)	1Q '10	2Q '10	3Q '10	4Q '10	YTD '10	1Q '11	2Q '11	3Q '11	4Q '11	YTD '11
Net Income (Loss)	$3,081	$(392)	$(7,617)	$(16,660)	$(21,588)	$3,736	$(948)	$(2,007)	$88,088	$88,869
(Income) Loss from Equity Investments	215	166	173	135	689	65	83	(649)	59	(442)
Income Tax (Benefit) Expense	(6,328)	2,600	—	476	(3,252)	—	—	4,752	(1,770)	2,982
Impairment of Investments	—	400	—	—	400	—	—	—	—	—
Interest Expense	341	1,394	1,483	1,722	4,940	1,708	1,751	2,183	2,453	8,095
Other Income	(214)	(59)	(346)	(537)	(1,156)	(109)	(34)	(69)	(147)	(359)
Change in fair value of Seneca Holdco liability	—	371	1,773	2,035	4,179	(727)	2,250	977	(403)	2,097
Change in fair value of interest rate swap	(72)	(116)	(103)	(178)	(469)	(166)	(166)	(170)	(69)	(571)
Change in fair value of preferred stock conversion feature embedded derivatives	—	(5,001)	(1,996)	15,205	8,208	(2,557)	19,645	38,483	(63,510)	(7,939)

Income (loss) from operations	(2,977)	(637)	(6,633)	2,198	(8,049)	1,950	22,581	43,500	24,701	92,732
Impairments on assets	141	—	7,336	17	7,494	—	—	—	—	—
Straight-line lease expense	—	627	948	948	2,523	798	618	393	93	1,902
Depreciation	1,066	1,164	1,443	1,618	5,291	1,689	1,705	1,851	1,939	7,184
Amortization	(141)	(181)	(113)	(145)	(580)	(130)	(124)	(97)	(100)	(451)
Non-cash stock compensation	36	32	423	885	1,376	990	990	1,067	2,887	5,934

Adjusted EBITDA	$(1,875)	$1,005	$3,404	$5,521	$8,055	$5,297	$25,770	$46,714	$29,520	$107,301

Fourth Quarter Conference Call

REG will sponsor a conference call to discuss results today at 4:30 p.m. EST/3:30 p.m. CST. Daniel J. Oh, President and Chief Executive Officer, and Chad Stone, Chief Financial Officer, will host the call. Investors in the U.S. interested in participating in the live call should dial +1 (888) 339-3522 and enter passcode: 5384310. Those calling from outside the U.S. should dial +1 (719) 325-2493 and use the same passcode: 5384310. A telephone replay will be available approximately two hours after the call concludes through March 7, 2012 by dialing from the U.S. +1 (877) 870-5176, or from international locations +1 (858) 384-5517, and entering passcode: 5384310. A simultaneous live webcast will be available on the Investor Relations section of the REG’s website at http://www.regi.com/investor-relations. The webcast will be archived on the website for one year.

About Renewable Energy Group

Renewable Energy Group is a leading North American biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 210 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000® branded biodiesel is distributed in nearly every state in the U.S. For more information, please visit the REG’s website at http://www.regi.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding increased demand for biodiesel and REG’s ability to take advantage of such an increase, and plans to retrofit facilities and any expected benefits from such actions. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in the REG’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 Gary.Dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

	2011	2010	2009
REVENUES:
Biodiesel sales	$757,987	$207,902	$109,027
Biodiesel government incentives	65,822	7,240	19,465

	823,809	215,142	128,492
Services	222	1,313	3,009

	824,031	216,455	131,501

COSTS OF GOODS SOLD:
Biodiesel	696,622	194,016	127,373
Services	198	807	1,177

	696,820	194,823	128,550
GROSS PROFIT	127,211	21,632	2,951
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	34,479	22,187	25,565
GAIN ON SALE OF ASSETS - related party	—	—	(2,254)
IMPAIRMENT OF ASSETS	—	7,494	833

INCOME (LOSS) FROM OPERATIONS	92,732	(8,049)	(21,193)

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	7,939	(8,208)	(2,339)
Change in fair value of interest rate swap	571	469	382
Change in fair value of Seneca Holdco liability	(2,097)	(4,179)	—
Other income	359	956	3,147
Interest expense	(8,095)	(4,940)	(2,414)
Interest income	—	200	60
Impairment of investments	—	(400)	(200)

	(1,323)	(16,102)	(1,364)

INCOME (LOSS) BEFORE INCOME TAXES AND INCOME
(LOSS) FROM EQUITY INVESTMENTS	91,409	(24,151)	(22,557)
INCOME TAX BENEFIT (EXPENSE)	(2,982)	3,252	(45,212)
INCOME (LOSS) FROM EQUITY INVESTMENTS	442	(689)	(1,089)

NET INCOME (LOSS)	88,869	(21,588)	(68,858)

LESS - NET LOSS ATTRIBUTABLE TO
NONCONTROLLING INTEREST	—	—	7,953

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	88,869	(21,588)	(60,905)
EFFECTS OF RECAPITALIZATION	—	8,521	—
LESS - ACCRETION OF PREFERRED STOCK TO REDEMPTION VALUE	(25,343)	(27,239)	(44,181)
LESS - UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	(12,723)	(10,027)	(14,036)
LESS - EFFECT OF PARTICIPATING PREFERRED STOCK	(4,186)
LESS - EFFECT OF PARTICIPATING RESTRICTED STOCK UNITS	(3,864)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$42,753	$(50,333)	$(119,122)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$3.14	$(4.28)	$(15.35)

DILUTED	$3.14	$(4.28)	$(15.35)

WEIGHTED-AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	13,607,840	11,770,848	7,762,891

DILUTED	13,607,840	11,770,848	7,762,891

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2011

(IN THOUSANDS)

(Unaudited)

	December 31, 2011 Historical	December 31, 2011 As-Adjusted
Cash and cash equivalents	$33,575	$83,458
Total current assets	146,870	196,753
Property, plant and equipment, net	185,391	185,391
Property, plant and equipment, net - Seneca Landlord, LLC	46,832	46,832
Goodwill	84,864	84,864
Total assets	484,447	536,885
Total current liabilities	57,086	57,086
Preferred stock embedded conversion feature derivatives	53,822	—
Seneca Holdco liability, at fair value	11,903	—
Total liabilities	216,092	150,367
Redeemable preferred stock - Series A	147,779	—
Redeemable preferred stock - Series B	—	85,733
Total stockholders’ equity	120,576	300,785
Total liabilities and equity	484,447	536,885

Selected Consolidated Balance Sheet Information (historical and as-adjusted)

The preceding table describes our selected consolidated balance sheet information as of December 31, 2011:

•	on a historical basis; and

•

on an as-adjusted bases, giving effect to (i) the filing of our second amended and restated certificate of incorporation, (ii) the reclassification of REG’s existing common stock into an aggregate of 13,962,155 shares of Class A Common Stock and the automatic conversion of all outstanding shares of Series A Preferred Stock into 7,526,439 shares of Class A Common Stock and 2,999,444 shares of Series B preferred stock in the recapitalization transactions in connection with the IPO, (iii) the issuance of and additional 334,173 shares of Class A common stock in connection with agreements related to the recapitalization, (iv) REG’s issuance and sale of 6.9 million shares of Common Stock in the IPO, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (v) the use of $11 million of IPO proceeds to purchase the Seneca facility in Illinois.